Exhibit 5

1 June 2016

Coca-Cola European Partners plc Enterprises House Bakers Road Uxbridge UB8 1 EZ	Your reference
Our reference
PJC/JSCO
Direct line
+44 (0)20 7090 3588

Dear Sirs

Coca-Cola European Partners plc (the “Company”)

1.	We have acted as legal advisers to the Company, solely in relation to the delivery of this letter, as to English law in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on 1 June 2016. We have not been involved in the preparation of the DOA (as defined below) or of any of the CCE Plans (as defined in the DOA) and our involvement has been limited to the writing of this letter. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

2.	Unless otherwise defined in this letter, expressions defined in the Registration Statement have the same meanings when used in this letter.

3.	This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

4.	For the purposes of this letter, we have examined:

(A)	a copy of the Registration Statement filed with the Securities and Exchange Commission on the date hereof;

(B)	a copy of the Memorandum and Articles of Association of the Company (the “Articles of Association”) (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors);

(C)	a copy of the Deed of Assumption and Replacement relating to Equity Awards of Coca-Cola Enterprises, Inc. (the “DOA”);

(D)	a copy of

(1)	a written resolution of the directors of the Company dated 28 April 2016, time-stamped at 1515, certified to be a true copy and as being in full force and effect by the secretary (save as varied by the board minutes referred to at 2 below) (the “Written Directors’ Resolution”); and

(2)	the minutes of a meeting of the Board of Directors of the Company held on 1 June 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company (the “Board Minutes”); and

(E)	a copy of the minutes of a general meeting of the Company held on 26 May 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

5.	For the purposes of this letter, we have carried out in respect of the Company:

(A)	a search at the Registrar of Companies in respect the Company on 1 June 2016; and

(B)	a telephone search at the Central Registry of Winding-Up Petitions in respect of the Issuer on 1 June 2016,

together the “Searches”.

6.	For the purposes of this letter, we have assumed:-

(A)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(B)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(C)	that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;

(D)	in resolving to allot the Ordinary Shares, the directors of the Company acted in good faith to promote the success of the Company for the benefit of its members as a whole and in accordance with any other duty, breach of which could give rise to such transactions being avoided;

(E)	that the Special Share Issue Committee referred to in the Written Directors’ Resolution and in the Board Minutes will carry out the functions assigned to it by the Written Directors’ Resolution and the Board Minutes in connection with the effecting of the allotment and issuance of Ordinary Shares in conformity with the requirements of the Written Directors’ Resolution and the Board Minutes;

(F)	that the names of the appropriate persons will be entered in the Company’s register of members upon allotment of the Ordinary Shares;

(G)	that (i) the information disclosed by the Searches referred to above at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(H)	that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(I)	that the performance of each obligation under the DOA is not illegal or contrary to public policy in any place outside England or Wales in which that obligation is to be performed;

(J)	that all acts, conditions or things to be fulfilled, performed or effected in connection with the DOA under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected;

(K)	that the DOA which we have examined is in force, was validly adopted by the Company and has been and will be operated in accordance with its terms;

(L)	that the Written Board Resolutions have not subsequently been amended, revoked, rescinded or superseded (save to the extent varied by the Board Minutes);

(M)	that the Board Minutes truly record the proceedings of a duly convened, constituted, conduced and quorate meeting of the Board of Directors of the Company and the resolutions passed and authorisations given at that meeting have not subsequently been amended, revoked, rescinded or superseded;

(N)	that the minutes referred to in paragraph 4(E) above truly record the proceedings of a duly convened, constituted, conducted and quorate meeting of the shareholders of the Company and the resolutions passed and authorisations given at that meeting have not subsequently been amended, revoked, rescinded or superseded;

(O)	that the Ordinary Shares will be issued in accordance with the rules of the CCE Plans (as defined in the DOA);

(P)	that the Ordinary Shares, before allotment or issue, will be fully paid up in accordance with the Companies Act 2006;

(Q)	that the provisions of section 682 of the Companies Act 2006 will apply to the allotment and issue of Ordinary Shares pursuant to the DOA;

(R)	that none of the holders of the Company’s Ordinary Shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Act 2006 (as applicable);

(S)	that there is no actual or implied additional contractual relationship between the Company and the holders of the Ordinary Shares, except for any contract of employment, the Company’s Articles of Association and the DOA;

(T)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(U)	that any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects; and

(V)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Ordinary Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

7.	Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:-

the Ordinary Shares to be issued by the Company pursuant to and in accordance with the terms of the DOA, when so issued, will be validly issued, credited as fully paid and non assessable. In this context “non-assessable” means that the holder of an Ordinary Share is not liable, solely because he is a holder of an Ordinary Share, for additional assessments or calls on the Ordinary Share by the Company or its creditors.

8.	Our reservations are as follows:-

(A)	insofar as any obligation under the DOA is to be performed in any jurisdiction other than England and Wales, an English Court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(B)	we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the DOA;

(C)	the obligations of the Company and the remedies available to the Company or participants in any of the CCE Plans under or in respect of the DOA will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(D)	we have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement other than Exhibit 5, nor have we been responsible for verifying that no material information has been omitted from the Registration Statement. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder; and

(E)	the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.

9.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name, in the context and form in which it appears therein. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company (a “third party”) in connection with the issue of the Ordinary Shares, and are under no obligation to do so. Nothing in this letter shall, and the delivery of it to a third party shall not, create or constitute a solicitor-client relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the issue of the Ordinary Shares or any related or unrelated matter.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partners of the firm or person working for the firm or similar right.

Yours faithfully

/s/ Slaughter and May